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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                       ----------------------------------

                                  SCHEDULE 13G

                       Information Statement pursuant to
                              Rule 13d-1 and 13d-2

                       ----------------------------------




                                  DISCAS, INC.
                                (Name of Issuer)


                         COMMON STOCK, $.0001 PAR VALUE
                         (Title of Class of Securities)


                                   254607104
                                 (CUSIP Number)



                       ----------------------------------
















                         (Continued on following pages)

                              (Page 1 of 5 Pages)






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                                                              Page 2 of 5 Pages


				SCHEDULE 13G

CUSIP NO. 254607104

1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON
       PASTANCH L.L.C.
------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                     (b) [X]
------------------------------------------------------------------------------
3.     SEC USE ONLY
------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
------------------------------------------------------------------------------
                         5. SOLE VOTING POWER
      NUMBER OF             271,285 shares
      SHARES            ------------------------------------------------------
      BENEFICIALLY       6. SHARED VOTING POWER
      OWNED BY              None
      EACH              ------------------------------------------------------
      REPORTING          7. SOLE DISPOSITIVE POWER
      PERSON WITH           271,285 shares
                        ------------------------------------------------------
                         8. SHARED DISPOSITIVE POWER
                            None
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      271,285 Shares
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES						[ ]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      12%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON
      OO
-------------------------------------------------------------------------------


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                                                              Page 3 of 5 Pages




ITEM 1(A).        NAME OF ISSUER.

                  Discas, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                  567-1 South Leonard Street
                  Waterbury, Conn.  06708

ITEM 2(A).        NAME OF PERSON FILING.

                  The reporting person is Pastanch L.L.C.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE,
                  RESIDENCE.

                  The mailing address of Pastanch L.L.C. is:

                            300 Argyle Road
                            Cheshire, CT

ITEM 2(C).        CITIZENSHIP.

                  Not Applicable

ITEM 2(D).        TITLE OF CLASS OF SECURITIES.

                  Common Stock, par value $.0001 per share

ITEM 2(E).        CUSIP NUMBER.

                            254607104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable. This statement is filed pursuant to Rule 13d-1(c).

ITEM 4.  OWNERSHIP

                  (a) Amount beneficially owned by reporting person as of May 6, 1997:

                               271,285 shares




                  (b)   Percent of Class:         12%



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                                                              Page 4 of 5 Pages



                  (c)      Number of shares as to which such
                           person has (see notes):

                           (i)      Sole power to direct the vote:

                                       271,285 shares

                           (ii)     Shared power to vote or to
                                    direct the vote:

                                       None

                           (iii)    Sole power to dispose
                                    or direct the
                                    disposition of:

                                       271,285 shares

                           (iv)     Shared power to dispose or
                                    direct the disposition of:

                                       None

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
         GROUP.

         Pastanch is a member of a group consituted with Patrick
         A. DePaolo, Sr., Chairman and C.E.O. of Issuer, who is a member of filer.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.


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                                                              Page 5 of 5 Pages


                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                            Pastanch L.L.C.


                                            By: /s/ Patrick A. DePaolo, Sr.
                                              -------------------------------
                                              Title: Authorized signatory





                                                       June 26, 1997
                                              -------------------------------
                                                          (Date)